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                      March 1, 2021

       Biao (Luke) Lu
       Chief Executive Officer
       Color Star Technology Co., Ltd.
       800 3rd Avenue, Suite 2800
       New York, NY 10022

                                                        Re: Color Star
Technology Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2020
                                                            Filed November 13,
2020
                                                            File No. 333-226308

       Dear Mr. Lu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Elizabeth Fei Chen